Exhibit 4.7

Deal CUSIP Number: 07010HAQ8
Revolving Facility CUSIP Number: 07010HAR6
CREDIT AGREEMENT
dated as of
May 1, 2025
among
BASIN ELECTRIC POWER COOPERATIVE,
as Borrower,
The Lenders Party Hereto,
U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent,
COBANK, ACB,
as Syndication Agent,
BMO BANK N.A., NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, PNC BANK, NATIONAL ASSOCIATION, ROYAL BANK OF CANADA and WELLS FARGO BANK, N.A.,
as Co-Documentation Agents,
U.S. BANK NATIONAL ASSOCIATION
and
COBANK, ACB,
as Joint Lead Arrangers and Active Bookrunners
and
BMO BANK N.A., NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, PNC CAPITAL MARKETS LLC, ROYAL BANK OF CANADA, WELLS FARGO BANK, N.A., BANK OF AMERICA, N.A., THE HUNTINGTON NATIONAL BANK and REGIONS BANK,
as Joint Lead Arrangers and Bookrunners

Basin Electric Power Cooperative Credit Agreement

(ii)
Basin Electric Power Cooperative Credit Agreement

(iii)
Basin Electric Power Cooperative Credit Agreement

SCHEDULES:

Schedule I	Commitments
Schedule 3.14	Wholesale Power Contracts
Schedule 3.15	Disclosed Matters – Environmental
Schedule 3.16	Disclosed Matters – Litigation
EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Note
Exhibit E-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
(iv)
Basin Electric Power Cooperative Credit Agreement

CREDIT AGREEMENT, dated as of May 1, 2025, among BASIN ELECTRIC POWER COOPERATIVE, the LENDERS party hereto, the other Agents party hereto, and U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent.
The parties hereto agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, which bear interest at the Alternate Base Rate.
“Act” has the meaning set forth in Section 9.13.
“Administrative Agent” means U.S. Bank in its capacity as administrative agent for the Lenders hereunder.
“Administrative Agent Fee Letter” means that certain letter agreement dated April 9, 2025, between the Borrower and the Administrative Agent.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Parties” means the Administrative Agent and its Related Parties.
“Agents” means, collectively, the Administrative Agent, the Co-Documentation Agents and the Syndication Agent.
“Agreement” means this Credit Agreement.
“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (a) zero, (b) the Prime Rate for such day, (c) the sum of the Federal Funds Effective Rate for such day plus 0.50% per annum, and (d) the Term SOFR Base Rate for a one-month Interest Period on such day (taking into account any Term SOFR floor set forth in the definition of “Term SOFR Base Rate”) plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, or the Term SOFR Base Rate shall be effective from the effective date of such change. If the Alternate Base Rate is being used when Term SOFR
Basin Electric Power Cooperative Credit Agreement

Borrowings are unavailable pursuant to Section 2.13(c) or 2.14, then the Alternate Base Rate shall be the highest of clauses (a), (b) and (c) above, without reference to clause (d) above.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to anti-money laundering, bribery or corruption.
“Applicable Margin” means, for any day, with respect to (a) ABR Borrowings, the percentage set forth in the following table under the heading “ABR Margin”, (b) with respect to Term SOFR Borrowings, the percentage set forth in the following table under the heading “Term SOFR Margin”, (c) with respect to any participation fee for any Letter of Credit in accordance with Section 2.12(b), the percentage set forth in the following table under the heading “Term SOFR Margin” and (d) with respect to the Facility Fee, the percentage set forth in the following table under the heading “Facility Fee”, in each case based upon the Ratings by the Major Rating Agencies applicable on such date to the Index Debt:

Ratings Group	Moody’s	S&P	Fitch	ABR Margin	Term SOFR Margin	Facility Fee
I	> A1	> A+	> A+	0.050%	0.850%	0.150%
II	> A2	> A	> A	0.075%	1.075%	0.175%
III	> A3	> A-	> A-	0.175%	1.175%	0.200%
IV	> Baa1	> BBB+	> BBB+	0.275%	1.275%	0.225%
V	< Baa2	< BBB	< BBB	0.350%	1.350%	0.275%
For purposes of the foregoing, if the Ratings fall within different Ratings Groups, the Applicable Margin shall be determined by reference to: (a) if Ratings are provided by only two of the Major Rating Agencies, the Ratings Group next above the lower of the two Ratings shall apply, (b) if Ratings are provided by all three of such Major Rating Agencies and (i) two of such Ratings are in the same Ratings Group, such Ratings Group shall apply or (ii) if each of the Ratings is in a different Ratings Group, the Ratings Group next above that of the lowest of the three Ratings shall apply, and (c) if a Rating is provided by only one such Major Rating Agency, the Ratings Group applicable to such rating shall apply. In the event that there is not at least one rating from the Major Rating Agencies, then Ratings Group V shall apply. If the Ratings by one or more Major Rating Agencies shall change (other than as a result of a change in the rating system of such Major Rating Agency or Agencies), such change shall be effective as of the date on which it is first announced by such Major Rating Agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01(g) or otherwise. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any such Major Rating Agency shall change, or if any such Major Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of Ratings from such Major Rating Agency and, pending the effectiveness of any such amendment, the Applicable

Margin shall be determined by reference to the Ratings Group most recently in effect prior to such change or cessation.
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment as of the day of calculation; provided that, in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall be calculated as the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment). If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments pursuant an Assignment and Assumption in accordance with Section 9.04.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Benchmark” means, initially, Term SOFR; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.14(b), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to Section 2.14(b).
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)Daily Simple SOFR; or
(2)the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with a Benchmark Replacement pursuant to clause (2) of the definition of “Benchmark Replacement” for any applicable Interest Period and Available Tenor for any setting of such Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Borrowing,” “Term SOFR Borrowing,” the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); and
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), a Relevant Governmental Body, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)    a public statement or publication of information by any of the entities referenced in clause (2) above announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 2.14(b), and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 2.14(b).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means Basin Electric Power Cooperative, an electric cooperative corporation existing under the laws of the State of North Dakota.
“Borrower Materials” has the meaning assigned to such term in Section 5.02.
“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.
“Borrowing Request” means a request for Loans substantially in the form of Exhibit B, or in such other form as shall be acceptable to the Administrative Agent.
“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system; provided that, when used in connection with SOFR, Term SOFR, Term SOFR Base Rate or Term SOFR Rate, the term “Business Day” excludes any day on which the Securities Industry and

Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Cash Collateralize” means, to deposit in a Controlled Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the LC Issuers or Lenders, as collateral for LC Exposure or obligations of Lenders to fund participations in respect of LC Exposure, cash or deposit account balances or, if the Administrative Agent and each applicable LC Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable LC Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“CFC” means National Rural Utilities Cooperative Finance Corporation.
“CFC Facility” means the credit facility evidenced by that certain Credit Agreement, dated as of March 16, 2018, between the Borrower and CFC as administrative agent and lender thereunder, or any successor unsecured credit facility or facilities in replacement thereof.
“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or, issued in connection therewith or in implementation thereof, and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Charges” shall have the meaning set forth in Section 9.12.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.
“Co-Documentation Agents” means, in such capacity, BMO Bank N.A., National Rural Utilities Cooperative Finance Corporation, PNC Bank, National Association, Royal Bank of Canada and Wells Fargo Bank, N.A.
“CoBank” means CoBank, ACB, a federally chartered instrumentality of the United States.
“CoBank Equities” means any of Borrower’s stock, patronage refunds issued in the form of stock or otherwise constituting allocated units, patronage surplus (including any such surplus accrued by CoBank for the account of Borrower) and other equities in CoBank acquired in connection with, or because of the existence of, Borrower’s patronage loan from CoBank (or its affiliate), and the proceeds of any of the foregoing.
“CoBank Fee Letter” means, that certain fee letter, dated as of April 9, 2025, by and between the Borrower and CoBank, in its capacity as a Joint Lead Arranger and Active Bookrunner.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Sections 2.08 and 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule I, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $1,250,000,000.
“Communications” shall have the meaning set forth in Section 9.01(d)(ii).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Account” means each deposit account and securities account that is subject to an account control agreement in form and substance satisfactory to the Administrative Agent and each applicable LC Issuer.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, Swingline Loans for which it is the Swingline Lender and has not been reimbursed, participations in Swingline Loans and LC Exposure at such time.
“Daily Simple SOFR” means for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the

Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means, subject to Section 2.20, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) have not been satisfied, or (ii) pay to the Administrative Agent, any LC Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any LC Issuer or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20(b)) upon delivery of written notice of such determination to the Borrower, each LC Issuer, the Swingline Lender and each Lender.

“Disclosed Matters” means the environmental matters or the actions, suits and proceedings disclosed in Schedules 3.15 and 3.16, respectively.
“dollars” or “$” refers to lawful money of the United States of America.
“E-SIGN” means the Federal Electronic Signatures in Global and National Commerce Act, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any LC Issuer and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.04(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.04(b)(iii)).
“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Significant Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Balance” means, as of the last day of any fiscal quarter, total members’ patronage capital or other equity of the Borrower and the Significant Subsidiaries (without giving effect to other comprehensive income whether positive or negative) less goodwill, as determined without duplication on a consolidated basis in accordance with GAAP. Equity Balance shall be determined without giving effect to non-cash adjustments required to be made pursuant to ASC 815 and ASC 321.
“Equity Interests” means all shares, interests or other equivalents, however designated, of or in a corporation, limited liability company, or partnership, whether or not voting, including but not limited to common stock, member interests, partnership interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice period is waived); (b) the existence with respect to any Plan or Multiemployer Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived (or, for years in which funding requirements are governed by the Pension Protection Act of 2006, any failure to satisfy the applicable minimum funding standards under Section 412(a) of the Code or Section 302(a) of ERISA, whether or not waived); (c) the filing pursuant to Section 412(d) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan or Multiemployer Plan (or, for years in which the Pension Protection Act of 2006 applies to any Plan or any Multiemployer Plan, Section 412(c) of the Code or Section 302(c) of ERISA); (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or the termination of a Multiemployer Plan under Section 4041A of ERISA.

“Erroneous Payment” is defined in Section 8.12(a).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning assigned to such term in Article VII.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender acquired the applicable interest in the Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Facility” means the credit facility provided hereunder.
“Facility Fee” has the meaning assigned to such term in Section 2.12(a).
“Farm Credit Lender” means any lending institution chartered or otherwise organized and existing pursuant to the provisions of the Farm Credit Act of 1971 and under the regulation of the Farm Credit Administration.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, the greater of (a) zero percent (0.0%) and (b) the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate.
“Fee Letters” means the Administrative Agent Fee Letter and the CoBank Fee Letter.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
“Fitch” means Fitch Ratings Ltd. or any successor thereto.
“Fitch Rating” means, as of any date of determination thereof, the Rating most recently published by Fitch relating to the Index Debt.
“Floor” means the benchmark rate floor, if any provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Base Rate.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any LC Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure with respect to Letters of Credit issued by such LC Issuer other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and capital leases), (f) all direct guarantees by such Person of Indebtedness of others, (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (h) all obligations, contingent or otherwise, of such Person in respect of banker’s acceptances. The Indebtedness of the Borrower shall not include obligations of the Borrower or any other Person (i) under Swap Agreements, (ii) relating to non-capital lease obligations (as determined in accordance with accounting requirements as in effect on the date of this Agreement), (iii) to make payment for power, energy, transmission, fuel or other goods and services, whether or not such items are received, (iv)  imposed by a Governmental Authority (other than RUS or CoBank), (v)  under commodities trading or purchase arrangements, (vi) under surety, indemnity, performance, release and appeal bonds and guarantees thereof incurred in the ordinary course of the Borrower’s business, (vii) relating to reclamation or decommissioning obligations (and guarantees thereof), (viii) which have been legally or economically defeased, (ix) relating to trade payables incurred in the ordinary course of business, or (x) relating to indemnification and reimbursement obligations with respect to the monetization of tax credits available under Section 45Q of the Code for the capture and sequestration of carbon dioxide pursuant to the Transaction Agreement, dated October 18, 2023, by and among certain investors party thereto, Dakota Gasification Company and the Borrower.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning set forth in Section 9.03(b).
“Indenture” means that certain Amended and Restated Indenture, dated as of May 5, 2015, by and between the Borrower and U.S. Bank National Association, as trustee, as amended and supplemented from time to time.
“Index Debt” means senior unsecured indebtedness of the Borrower that is not subject to any credit enhancement, provided that if a Major Rating Agency does not provide such a Rating on the Index Debt, such Major Rating Agency’s rating shall be deemed to be that rating which is one (1) notch below the Rating by such Major Rating Agency of the Borrower’s senior secured indebtedness for borrowed money that is not subject to any other credit enhancement.
“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).
“Information Materials” means the Confidential Information Memorandum, dated July 13, 2022, relating to the Borrower and the Transactions.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing substantially in the form of Exhibit C, or in such other form as shall be acceptable to the Administrative Agent.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the date on which such Loan is repaid, (b) with respect to any Term SOFR Loan, the last day of each Interest Period therefor and, in the case of a Term SOFR Loan with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period, (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and (d) with respect to all Loans, the Maturity Date.
“Interest Period” means, with respect to a Term SOFR Borrowing, a period of one, three or six months (in each case, subject to the availability thereof) commencing on a Business Day selected by the Borrower pursuant to this Agreement and ending on the day that corresponds numerically to such date one, three or six months thereafter; provided that
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such succeeding Business Day falls in a new calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;
(b)    any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;
(c)    no Interest Period shall extend beyond the Maturity Date; and
(d)    no tenor that has been removed from this definition pursuant to Section 2.14(b)(iv) may be available for selection by the Borrower.
“IRS” means the United States Internal Revenue Service.
“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuance Notice” means a notice, in writing, specifying the beneficiary, the proposed date of issuance (or modification) and the expiry date of the applicable Letter of Credit, and describing the proposed terms of such Letter of Credit and the nature of the transactions proposed to be supported thereby, and otherwise in form and substance satisfactory to the Administrative Agent and each applicable LC Issuer.
“Joint Lead Arrangers” means collectively, in the indicated capacities, (a) U.S. Bank and CoBank, as Joint Lead Arrangers and Active Bookrunners, and (b) BMO Bank N.A., National Rural Utilities Cooperative Finance Corporation, PNC Capital Markets LLC, Royal Bank of Canada, Wells Fargo Bank, N.A., Bank of America, N.A., The Huntington National Bank and Regions Bank, as Joint Lead Arrangers and Bookrunners.
“LC Commitment” shall mean the commitment of an LC Issuer to issue Letters of Credit hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such LC Issuer pursuant to Section 9.04. The initial amount of each LC Issuer’s LC Commitment is set forth on Schedule I, or in the Assignment and Assumption pursuant to which such LC Issuer shall have assumed its LC Commitment, as applicable. The initial aggregate amount of the LC Issuers’ LC Commitments is $50,000,000.
“LC Disbursement” means a payment made by any LC Issuer pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP, Rule 3.13 or 3.14 of the ISP, or similar terms in the governing rules or laws or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the LC Issuer and the Lenders have no further obligations to make any payments or disbursements under any circumstances with respect to such Letter of Credit.
“LC Facility Fee” means, with respect to any Letter of Credit, a fronting fee which shall accrue at the rate of 0.175% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) under such Letter of Credit that is held by the applicable LC Issuer.
“LC Issuers” means CoBank and U.S. Bank National Association, each in its capacity as issuer of Letters of Credit hereunder, and such other Lenders as the Borrower may designate as LC Issuers from time to time with the consent of the Administrative Agent and such designated Lender.

“Lender Party” is defined in Section 8.12(a).
“Lenders” means the Persons listed on Schedule I and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or Section 2.19 or 2.20. Unless the context requires otherwise, the term “Lenders” includes the Swingline Lender.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means this Agreement, the Notes, if any, the Letter of Credit Documents, the Fee Letters, and any other agreements, documents, certificates, notices, or instruments entered into in connection therewith.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Major Rating Agency” means Fitch, Moody’s and S&P, individually or collectively as the context may require.
“Material Adverse Change” means a material adverse change in the (i) business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) of the Borrower and its Significant Subsidiaries taken as a whole, (ii) ability of the Borrower to perform its obligations under this Agreement or any other Loan Document, or (iii) rights of any Lender or the Administrative Agent under this Agreement or any other Loan Document.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $25,000,000.
“Maturity Date” means May 1, 2030.
“Maximum Rate” has the meaning set forth in Section 9.12.
“Member” means each holder of a membership interest in the Borrower.

“Minimum Collateral Amount” means, at any time, Cash Collateral consisting of cash or deposit account balances equal to the Fronting Exposure of all LC Issuers with respect to Letters of Credit issued and outstanding at such time.
“Moody’s” means Moody’s Investors Service, Inc.
“Moody’s Rating” means, as of any date of determination thereof, the Rating most recently published by Moody’s relating to the Index Debt.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 9.02 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” has the meaning set forth in Section 2.10(e).
“Noticing Lender” has the meaning set forth in Section 2.19(d).
“Obligations” means all Loans, LC Disbursements, advances, debts or liabilities owing by the Borrower to the Administrative Agent, the Arranger, any Lender, any LC Issuer, the Swingline Lender, any Affiliate of the Administrative Agent, any Joint Lead Arranger, the Syndication Agent, the Co-Documentation Agents or any Indemnitee, of any kind or nature, present or future, arising under this Agreement, the Notes or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner. The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees (in each case whether or not allowed), and any other sum chargeable to the Borrower under this Agreement or any other Loan Document.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.
“Other Applicable U.S. Tax Law” means all regulations and other guidance issued by the IRS and any decisions of any federal court including the Tax Court, the Court of Federal Claims, the federal District Courts, the federal Circuit Courts and the Supreme Court.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes.
“Participant” has the meaning set forth in Section 9.04(d).
“Participant Register” has the meaning specified in clause (d) of Section 9.04.
“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Payment Recipient” is defined in Section 8.12(a).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” means Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.
“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by U.S. Bank or its parent (which is not necessarily the lowest rate charged to any customer); changing when and as said prime rate changes.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Rating” means the Moody’s Rating, the S&P Rating or the Fitch Rating, as applicable.
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any LC Issuer, as applicable.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR, 10:00 a.m. (Central time) on the day that is two Business Days before the date of such setting, and (2) if such Benchmark is not Term SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 9.04(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means the Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board or the Federal Reserve Bank of New York, or any successor thereto.
“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total of the Credit Exposures and unused Commitments of all Lenders; provided that, at all times when two or more non-Affiliate Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Required Lenders” shall in no event mean less than two non-Affiliate Lenders. The Credit Exposure and unused Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Revolving Loan” means a Loan made pursuant to Section 2.01.
“RUS” means the Rural Utilities Service, an agency of the United States Department of Agriculture, or any agency or other governmental body succeeding to the functions thereof.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“S&P Rating” means, as of any date of determination thereof, the Rating most recently published by S&P relating to the Index Debt.
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Belarus, Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Russia and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons or (d) any Person otherwise the subject of any Sanctions.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council,

the European Union, any EU member state, His Majesty’s Treasury of the United Kingdom or any other Governmental Authority.
“Screen” has the meaning provided in the definition of Term SOFR Base Rate.
“Significant Subsidiary” means, at any time, Dakota Gasification Company, a North Dakota corporation, and Dakota Coal Company, a North Dakota corporation, in each case of the foregoing entities, solely if such entity constitutes a “Subsidiary” under this Agreement at such time.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Borrower.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
“Swingline Borrowing” means a Borrowing made pursuant to Section 2.04.
“Swingline Lender” means U.S. Bank, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.
“Syndication Agent” means, in such capacity, CoBank.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of taxes imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.
“Term SOFR Administrator” means CME Group Benchmark Administration Ltd. (or a successor administrator of Term SOFR).
“Term                 SOFR            Administrator’s               Website”                 means https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr, or any successor source for Term SOFR identified as such by the Term SOFR Administrator from time to time.
“Term SOFR Base Rate” means, for the relevant Interest Period, the greater of (a) zero and (b) the Term SOFR rate quoted by the Administrative Agent from the Term SOFR Administrator’s Website or the applicable Bloomberg screen (or other commercially available source providing such quotations as may be selected by the Administrative Agent from time to time) (the “Screen”) for such Interest Period, which shall be the Term SOFR rate published two Business Days before the first day of such Interest Period (such Business Day, the “Determination Date”). If as of 5:00 p.m. (New York City time) on any Determination Date, the Term SOFR rate has not been published by the Term SOFR Administrator or on the Screen, then the rate used will be that as published by the Term SOFR Administrator or on the Screen for the first preceding Business Day for which such rate was published on such Screen so long as such first preceding Business Day is not more than three (3) Business Days prior to such Determination Date.
“Term SOFR Borrowing” means a Borrowing that, except as otherwise provided in Section 2.13(b), bears interest at the applicable Term SOFR Rate.
“Term SOFR Loan” means a Loan that, except as otherwise provided in Section 2.13(b), bears interest at the applicable Term SOFR Rate other than pursuant to clause (d) of the definition of Alternate Base Rate.
“Term SOFR Rate” means, for the relevant Interest Period, the sum of (a) the Term SOFR Base Rate applicable to such Interest Period, plus (b) the Applicable Margin, plus (c) 0.10%.
“Transactions” means the execution, delivery and performance by the Borrower of the Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR or the Alternate Base Rate.
“U.S. Bank” means U.S. Bank National Association.
“U.S. Borrower” means any Borrower that is a U.S. Person.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code or Other Applicable U.S. Tax Law.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(g).
“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Wholesale Power Contracts” means, collectively, (a) contracts and agreements (together with amendments and supplements thereto) identified on Schedule 3.14 together with each successor or replacement thereof, (b) each other contract or agreement of substantially similar terms and conditions from time to time entered into between the Borrower and each of its nineteen (19) Class A Members holding a cooperative interests in the Borrower providing for the sale of electric power and energy by the Borrower to such Member, and (c) each other contract or agreement from time to time entered into between the Borrower and a Significant Subsidiary providing for the sale of electric power and energy by the Borrower to such Significant Subsidiary.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term SOFR Loan”) or by Class and Type (e.g., a “Term SOFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR Revolving Borrowing”).
SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting nature shall be construed in accordance with GAAP and all financial data submitted pursuant hereto shall be prepared in accordance with such principles, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
SECTION 1.05. Rates. The Term SOFR Rate is determined by reference to the Term SOFR Base Rate, which is derived from SOFR and Term SOFR, respectively. Section 2.14(b) provides a mechanism for (a) determining an alternative rate of interest of a Benchmark is no longer available or in the other circumstances set forth in Section 2.14(b) and (b) modifying this Agreement to give effect to such alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, or any other matter related to SOFR or Term SOFR or other rates in the definition of “Term SOFR Base Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including any Benchmark Replacement), including without limitation whether any such alternative, successor, or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.14(b), will have the same value as, or be economically equivalent to the replaced Benchmark. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Alternate Base Rate, SOFR, Term SOFR, and any alternative, successor or replacement rates (including any Benchmark Replacement), or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, SOFR, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 1.06. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE II
THE CREDITS
SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender (severally and not jointly) agrees to make Revolving Loans in dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (b) the sum of the total Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
SECTION 2.02. Loans and Borrowings.
(a)    Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Subject to Section 2.18, each Revolving Borrowing shall be comprised entirely of ABR Loans or Term SOFR Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Term SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Term SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount (i) that is equal to the entire unused balance of the total Commitments or (ii) that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Term SOFR Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Term SOFR Borrowing, not later than 1:00 p.m. (New York City time) three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, on not less than three (3) hours’ notice before the time of the proposed Borrowing but in no event later than 1:00 p.m. (New York City time) on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic communication to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the aggregate amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing;
(iv)    in the case of a Term SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    the location and number of the Borrower’s account to which funds are to be disbursed which shall comply with the requirements of Section 2.06.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. For Borrowings pursuant to Section 2.05(f), the Borrower shall not be required to provide such notice.
SECTION 2.04. Swingline Loans.
(a)    Agreement to Make Swingline Loans. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $75,000,000 or (ii) the aggregate Credit Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. Each Swingline Loan shall be in an amount equal to $5,000,000 or a larger multiple of $500,000 or in an amount equal to the entire remaining available amount of Swingline Loan capacity so long as the aggregate principal amount of Swingline Loans that may be outstanding at any one time, as more fully set forth above, is not exceeded.

(b)    Notice of Swingline Loans by the Borrower. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by hand delivery, by electronic communication or by telephone (confirmed by electronic communication) of a Borrowing Request, not later than 1:30 p.m. (New York City time) on the day of a proposed Swingline Loan. Each such Borrowing Request shall be irrevocable and shall specify the requested date (which shall be a Business Day), the amount of the requested Swingline Loan, and either (i) the account of the Borrower or its designee to which the funds are to be disbursed or (ii) the LC Issuer whose LC Disbursement is to be reimbursed as provided in Section 2.05(f). The Administrative Agent will promptly advise the Swingline Lender of any such Borrowing Request received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by 2:30 p.m. (New York City time) on the requested date of such Swingline Loan by means of a credit to the account of the Borrower specified by the Borrower to the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), by remittance to the LC Issuer having made such LC Disbursement).
(c)    Participations by Lenders in Swingline Loans. The Swingline Lender may, by written notice given to the Administrative Agent not later than 10:00 a.m. (New York City time) on any Business Day, require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice to the Administrative Agent shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above in this paragraph, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this Section 2.04(c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any liability for the repayment of such Swingline Loan.
SECTION 2.05. Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request an LC Issuer to, and such LC Issuer shall, issue, at any time and from time to time during the Availability Period, Letters of Credit for its own account in such form as is acceptable to such LC Issuer in its reasonable determination. Each Letter of Credit issued hereunder shall constitute utilization of the Commitments in an amount equal to the LC Exposure relating to such Letter of Credit.
(b)    Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the LC Issuer) to such LC Issuer and the Administrative Agent (five (5) Business Days (or such shorter period as the applicable LC Issuer shall agree) in advance of the requested date of issuance, amendment, renewal or extension) an Issuance Notice signed by the Borrower. If requested by such LC Issuer, the Borrower also shall submit a letter of credit application on such LC Issuer’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any such letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, such LC Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(c)    Limitations on Amounts.
(i)    A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure of the LC Issuers (determined for these purposes without giving effect to the participations therein of the Lenders pursuant to Section 2.05(e)) shall not exceed $50,000,000, (ii) the aggregate Credit Exposures shall not exceed the total Commitments and (iii) no LC Issuer’s LC Exposure shall exceed the lesser of (A) its Commitment or (B) its LC Commitment.
(ii)    An LC Issuer shall not be under any obligation to issue any Letter of Credit if:
(A) (1) any order, judgment or decree of any Governmental Authority or arbitrator by its terms purports to enjoin or restrain such LC Issuer from issuing such Letter of Credit or requests that such LC Issuer refrain from issuing such Letter of Credit, (2) any Law applicable to such LC Issuer prohibits the issuance of letters of credit generally or such Letter of Credit in particular, or (3) any such order, judgment, decree, or Law imposes upon such LC Issuer with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such LC Issuer is not otherwise compensated hereunder) not in effect on date such LC Issuer became an LC Issuer, or imposes upon such LC Issuer any unreimbursed loss, cost or expense that was not applicable on the date such LC Issuer became an LC Issuer; or
(B) the issuance of such Letter of Credit would violate one or more policies of such LC Issuer applicable to letters of credit generally.
(iii)    An LC Issuer shall be under no obligation to issue any amendment to any Letter of Credit if such LC Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof.
(d)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs during the three months before such then-current expiration date) and (ii) the date that is five (5) Business Days prior to the Maturity Date.
(e)    Participations. By the issuance of a Letter of Credit (or any amendment, renewal or extension of a Letter of Credit) by an LC Issuer, and without any further action on the part of such LC Issuer or the Lenders, such LC Issuer hereby grants to each Lender, and each Lender hereby acquires from such LC Issuer, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.
In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of such LC Issuer, such Lender’s Applicable Percentage of each LC Disbursement made by such LC Issuer that has not been timely reimbursed by the Borrower promptly upon the request of such LC Issuer at any time until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such LC Issuer the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to Section 2.05(f), the Administrative Agent shall distribute such payment to such LC Issuer or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse such LC Issuer, then to such Lenders and such LC Issuer as their interests may appear.

Any payment made by a Lender pursuant to this paragraph to reimburse such LC Issuer for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)    Reimbursement. If an LC Issuer shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Issuer in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon (New York City time) on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m. (New York City time) or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or, if a Swingline Loan in the amount of such LC Disbursement will not cause the aggregate amount of outstanding Swingline Loans to exceed the amount that may be outstanding at any one time pursuant to Section 2.04(a), that such payment be financed with an ABR Borrowing or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment in reimbursement of the LC Disbursement shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan.
If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.
(g)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.05(f) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the LC Issuer under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.
Neither the Administrative Agent, the Lenders nor any LC Issuer, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such LC Issuer; provided that the foregoing shall not be construed to excuse such LC Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such LC Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that:
(i)    each LC Issuer may replace a purportedly lost, stolen, or destroyed original Letter of Credit or amendment thereto with a replacement marked as such or waive a requirement for its presentation;
(ii)    in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment, an LC Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit; and
(iii)    an LC Issuer shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit.
This Section 2.05(g) shall establish the standard of care to be exercised by an LC Issuer when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care stricter than the foregoing). Without limiting the foregoing, none of the Administrative Agent, the Lenders, the LC Issuers, and their respective Related Parties shall have any liability or responsibility by reason of (x) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or any other Person, (y) an LC Issuer declining to take up documents and make payment (A) against documents that are fraudulent or forged or for other reasons by which the LC Issuer is entitled not to honor a Letter of Credit or (B) following the Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents, or (z) an LC Issuer retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such LC Issuer. No LC Issuer shall be responsible to the Borrower for, and no LC Issuer’s rights and remedies against the Borrower shall be impaired by, any action or inaction of such LC Issuer required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including (I) the Laws or any order of a jurisdiction where such LC Issuer or the beneficiary is located or (II) the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Laws or practice rules.

Each LC Issuer shall have all of the benefits and immunities (but not the obligations) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by such LC Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Letter of Credit Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included such LC Issuer with respect to such acts or omissions.
(h)    Disbursement Procedures. The LC Issuer shall promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The LC Issuer shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by electronic communication) of such demand for payment and whether the LC Issuer has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the LC Issuer and the Lenders with respect to any such LC Disbursement; provided further that no LC Issuer may issue a Letter of Credit unless, on or before the proposed date of issuance, such LC Issuer receives notice from the Administrative Agent that the conditions and requirements of Section 2.05(c) have been satisfied with respect to such proposed issuance.
(i)    Interim Interest. If the LC Issuer shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the Alternate Base Rate plus the Applicable Margin; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.05(f), then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for account of the LC Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.05(f) to reimburse the LC Issuer shall be for account of such Lender to the extent of such payment.
(j)    Cash Collateralization. To the extent not prohibited by the terms of the Indenture or any agreement with RUS pursuant to which the Borrower participates in a RUS loan or guarantee program and to the extent the consent of RUS is not required, if any of (i) an Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing more than 50% of the total LC Exposure) demanding the deposit of Cash Collateral pursuant to this paragraph (provided that no notice or demand shall be required upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII), or (ii) at any time there shall exist a Defaulting Lender, then (A) in the case of clause (i) above, the Borrower shall immediately Cash Collateralize in an amount equal to, in the case of clause (i) above, the LC Exposure as of such date plus any accrued and unpaid interest thereon), and (B) in the case of clause (ii) above, within one Business Day following the written request of the Administrative Agent or any LC Issuer (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the LC Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Sections 2.19 and 2.20 and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(i)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the LC Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral (including, without limitation, any associated deposit or security account and any financial assets (as defined in the Uniform Commercial Code as in effect from time to time in the State of New York) or other property held therein) as security for the LC Exposure under this Agreement or the Defaulting Lenders’ obligation to fund participations in respect of Fronting Exposure, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the LC Issuers as herein provided, or that the total amount of such Cash Collateral is less than the amount required by this Section 2.05(j), the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(ii)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.05(j) in respect of Letters of Credit shall be applied to the satisfaction of the LC Exposure or the Defaulting Lender’s obligation to fund participations in respect of Fronting Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein. Such Cash Collateral shall be applied, first, to any such LC Exposure or Fronting Exposure held by the LC Issuers as a result of acting in such capacities, pro rata among the LC Issuers, and second, to any LC Exposure held by each other Lender on a pro rata basis.
(iii)    Termination of Requirement. Cash Collateral provided upon an Event of Default shall no longer be required to be held as Cash Collateral pursuant to this Section 2.05(j) following the earlier of the satisfaction, waiver or cure of all Events of Default or the termination of all outstanding Letters of Credit, as applicable. Cash Collateral (or the appropriate portion thereof) provided to reduce any LC Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.05(j) following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) there exists Cash Collateral in excess of the Minimum Collateral Amount; provided that, the Person providing Cash Collateral and each LC Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations. In such case, any collateral provided hereunder shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived or earlier termination of all obligations to fund under all undrawn Letters of Credit.
(iv)    Investment. The Administrative Agent shall invest the Cash Collateral from time to time held by it in such overnight U.S. treasury or similar short-term instruments as are selected by the Borrower and approved by the Administrative Agent, and shall maintain records adequate to determine the interest from time to time earned thereon. The Administrative Agent shall have no responsibility for any loss on any investments made by it with respect to the Cash Collateral.
(k)    LC Issuer Agreements.  Unless otherwise requested by the Administrative Agent, each LC Issuer shall report in writing to the Administrative Agent (i) on the first Business Day of each calendar month, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such LC Issuer expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such LC Issuer shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur, (iii) on each Business Day on which such LC Issuer makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such LC Issuer on such day, the date of such failure and the amount and currency of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.
SECTION 2.06. Funding of Borrowings.
(a)    Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m. (New York City time) for Term SOFR Loans and by 2:30 p.m. (New York City time) for ABR Loans to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to such LC Issuer. Additionally, each Lender shall acquire participations in Swingline Loans as provided in Section 2.04(c).
(b)    Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender (x) in the case of ABR Loans, three (3) hours prior to the proposed time of such Borrowing and (y) otherwise, prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Section 2.06 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
SECTION 2.07. Interest Elections.
(a)    Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued. To make an election pursuant to this Section, the Borrower shall deliver to the Administrative Agent a signed Interest Election Request (or notify the Administrative Agent by telephone, each such telephonic Interest Election Request shall be irrevocable, and shall promptly be confirmed by delivery to the Administrative Agent of a signed Interest Election Request) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic communication to the Administrative Agent of a written Interest Election Request signed by the Borrower.
(b)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing; and
(iv)    if the resulting Borrowing is a Term SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Term SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(c)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(d)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term SOFR Borrowing and (ii) unless repaid, each Term SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.08. Termination and Reduction of Commitments.
(a)    Unless previously terminated, the Commitments shall terminate on the Maturity Date.
(b)    The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000, (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Credit Exposures would exceed the total Commitments and (iii) any reduction of the Commitments to an amount below the LC Commitments shall automatically reduce the LC Commitments on a dollar for dollar basis.
(c)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least five (5) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Except as provided in Sections 2.19(c) and 2.20(c), each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
SECTION 2.09. Increase in Commitments.
(a)    The Borrower shall have the right at any time to increase the aggregate Commitments hereunder to an amount not in excess of the difference between $1,500,000,000 minus the aggregate amount of voluntary reductions in the total Commitments pursuant to Section 2.08(b)), and in a minimum amount of $25,000,000, by adding to this Agreement one or more other lenders (which may include any Lender, with the consent of such Lender, each such lender an “Additional Lender”) with the approval of the Administrative Agent (which approval shall not be unreasonably withheld), each of which Additional Lenders shall be an Eligible Assignee and shall have entered into an agreement substantially in the form of Exhibit A and pursuant to which such Additional Lender shall undertake a Commitment (if any such Additional Lender is a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder) which such Commitment shall be in an amount at least equal to $25,000,000 or a larger multiple of $1,000,000, and upon the effectiveness of such agreement (the date of the effectiveness of any such agreement being hereinafter referred to as the “Increased Commitment Date”) such Additional Lender shall thereupon become a “Lender” for all purposes of this Agreement.
(b)    Notwithstanding the foregoing, the increase in the aggregate Commitments hereunder pursuant to this Section 2.09 shall not be effective unless:
(i)    the Borrower shall have given the Administrative Agent notice of any such increase;
(ii)    no Default shall have occurred and be continuing as of the date of the notice referred to in the foregoing clause (i) or on the Increased Commitment Date;
(iii)    if any Loans or Letters of Credit shall be outstanding hereunder, the Borrower shall have borrowed from each of the Additional Lenders, and the Additional Lenders shall have made, Loans to the Borrower (in the case of Term SOFR Loans, with Interest Period(s) ending on the date(s) of any then outstanding Interest Period(s)), the Additional Lenders shall have participated in the outstanding Letters of Credit and (notwithstanding the provisions of Section 2.18 hereof requiring that borrowings and prepayments be made ratably in accordance with the principal amounts of the Loans held by the Lenders and notwithstanding the provisions of Section 2.11) the Borrower shall have prepaid the Loans held by the other Lenders in such amounts as may be necessary, so that after giving effect to such Loans and prepayments, the Loans (and Interest Period(s) of Term SOFR Loan(s)) shall be held by the Lenders pro rata in accordance with the respective amounts of their Commitments (as so increased); and
(iv)    with respect to any Additional Lender that is a Foreign Lender, the Administrative Agent shall have received an opinion of counsel as to the enforceability of this Agreement under the law of the applicable jurisdiction of such Foreign Lender, in form and substance satisfactory to the Administrative Agent.
Each Lender may, but shall not have any right or obligation to, participate in any such increase. Promptly following any increase of Commitments pursuant to this Section, the Administrative Agent shall provide notice thereof to each of the Lenders.
(c)    After giving effect to any such increase in the Commitments, the outstanding Loans, LC Exposure and Swingline Loans may not be held pro rata in accordance with the new Commitment. In order to remedy the foregoing, on each Increased Commitment Date, the Lenders (including any Additional Lenders) shall reallocate the Loans, LC Exposure and Swingline Loans owed to them among themselves so that, after giving effect thereto, the Loans will be held by the Lenders (including any Additional Lenders) on a pro rata basis in accordance with their respective Applicable Percentages (after giving effect to such increase in the Commitments). Each Lender agrees to wire immediately available funds to the Administrative Agent in accordance with this Agreement as may be required by the Administrative Agent in connection with the foregoing, and to execute any documents reasonably requested by the Administrative Agent to effectuate such changes. Notwithstanding the provisions of Sections 9.04(a) and (b), the reallocations so made by each Lender whose Applicable Percentage has increased shall be deemed to be a purchase of a corresponding amount of the Loans of the Lender or Lenders whose Applicable Percentage have decreased and shall not be considered an assignment for purposes of Sections 9.04(a) and (b).
SECTION 2.10. Repayment of Loans; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, and (ii) to the Administrative Agent for the account of the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the fifth day after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding. Unless otherwise specified herein, all Loans shall be due and payable on the Maturity Date.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender and the amount of any sum received by such Lender for the account of such Lender from time to time hereunder.

(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of a conflict between the records of the Lenders and the Administrative Agent, the Administrative Agent’s records shall govern.
(e)    Any Lender may request that Loans made by it be evidenced by a promissory note (such note, a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form of Exhibit D hereto or another form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
SECTION 2.11. Prepayment of Loans.
(a)    The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.
(b)    The Borrower shall notify the Administrative Agent by telephone (confirmed by electronic communication) of any prepayment hereunder (i) in the case of prepayment of a Term SOFR Borrowing, not later than 11:00 a.m. (New York City time) three Business Days before the date of prepayment which shall be a Business Day, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m. (New York City time) on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m. (New York City time) on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Borrowing or Swingline Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing or Swingline Borrowing shall be in an amount that would be permitted in the case of an advance of such Borrowing of the same Type as provided in

Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and, if applicable, any amounts required under Section 2.16.
SECTION 2.12. Fees.
(a)    Facility Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee (the “Facility Fee”), which shall accrue at rate per annum equal to the Applicable Margin on the daily amount of the Commitment of each Lender (regardless of usage) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates, provided that, if such Lender continues to have any Credit Exposure after its Commitment terminates, then the Facility Fee shall continue to accrue on the daily amount of such Lender’s Credit Exposure from and including the date on which such Lender’s Commitment terminates to but excluding the date on which such Lender ceases to have any Credit Exposure. Accrued Facility Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof, provided that Facility Fees accruing after the termination of the Commitments shall be payable on demand. All Facility Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    LC Issuer Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender (including, without limitation, each LC Issuer) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Term SOFR Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each LC Issuer, the LC Facility Fee during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which such LC Issuer ceases to have any LC Exposure, as well as such LC Issuer’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and LC Facility Fees accrued and unpaid through and including the last day of March, June, September and December of each year shall be payable in arrears on such last day of such month, commencing on the first such date to occur after the Effective Date and on the Maturity Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any LC Issuer pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and LC Facility Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)    Fee Letters. The Borrower agrees to pay the Administrative Agent and the Joint Lead Arrangers, for their respective own accounts fees payable in the amounts and at the times as set forth in the Fee Letters.
(d)    Other Fees. The Borrower agrees to pay such other fees (including upfront fees for the Lenders) as provided in the CoBank Fee Letter for the account of each Lender.
(e)    In General. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable LC Issuer, in case of fees payable to it) for distribution, in the case of the Facility Fee and LC Facility Fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
SECTION 2.13. Interest.
(a)    The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin.
(b)    The Loans comprising each Term SOFR Borrowing shall bear interest at the Term SOFR Rate.
(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day (if payment is received prior to 12:00 noon, New York City time)). The applicable Alternate Base Rate or Term SOFR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.14. Availability of Types of Borrowings; Adequacy of Interest Rate; Benchmark Replacement.

(a)    Unavailability of SOFR. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, but subject to Section 2.14(b), if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent that the Required Lenders have determined, that:
(i)    for any reason in connection with any request for a Term SOFR Borrowing or a conversion or continuation thereof, that the applicable Benchmark with respect to such Term SOFR Borrowing does not adequately and fairly reflect the cost to such Lenders of the funding such Loans, or
(ii)    the interest rate applicable to any Term SOFR Borrowing is not ascertainable or available (including, without limitation, because the applicable Screen (or on any successor or substitute page on such screen) is unavailable) and such inability to ascertain or unavailability is not expected to be permanent, then the Administrative Agent shall suspend the availability of the affected Term SOFR Borrowings and require any affected Term SOFR Borrowings to be repaid or converted to ABR Borrowings, subject to the payment of any funding indemnification amounts required by Section 2.16.
(b)    Benchmark Replacement.
(i)    Benchmark Transition Event. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided by the Administrative Agent to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(ii)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (v) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14(b).
(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove any tenor of such Benchmark that is unavailable or non-representative for any Benchmark settings and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)    Benchmark Unavailability Period. Upon notice to the Borrower by the Administrative Agent in accordance with Section 9.01 of the commencement of a Benchmark Unavailability Period with respect to Term SOFR and until a Benchmark Replacement is determined in accordance with this Section 2.14(b), the Borrower may revoke any request for a Term SOFR Borrowing, or any request for the conversion or continuation of a Term SOFR Borrowing to be made, converted or continued during any Benchmark Unavailability Period at the end of the applicable Interest Period, and, failing that, the Borrower will be deemed to have converted any such request at the end of the applicable Interest Period into a request for an ABR Borrowing or conversion to an ABR Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.
SECTION 2.15. Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Term SOFR Rate) or any LC Issuer;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes , (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or any LC Issuer or any applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation thereunder;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit or Swingline Loan), or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such other Recipient, the Borrower will pay to such Lender or such other Recipient such additional amount or amounts as will compensate such Lender or such other Recipient for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or LC Issuer determines that any Change in Law affecting such Lender or LC Issuer or any lending office of such Lender or such Lender’s or LC Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or LC Issuer’s capital or on the capital of such Lender’s or LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by any LC Issuer, to a level below that which such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or LC Issuer’s policies and the policies of such Lender’s or LC Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuer or such Lender’s or LC Issuer’s or holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or LC Issuer setting forth the amount or amounts necessary to compensate such Lender or LC Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or LC Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or LC Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or LC Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or LC Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Lender or LC Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof).
SECTION 2.16. Break Funding Payments. In the event of (a) the payment or prepayment (voluntary or otherwise) of any principal of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
SECTION 2.17. Taxes.
(a)    Defined Terms. For purposes of this Section 2.17, the term “applicable law” includes FATCA and the term “Lender” includes any LC Issuer.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed original documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other original documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such original documentation (other than such documentation set forth in this Section 2.17(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent that it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)    executed originals of IRS Form W-8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code or Other Applicable U.S. Tax Law, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code or Other Applicable U.S. Tax Law, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or Other Applicable U.S. Tax Law, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or Other Applicable U.S. Tax Law (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form); or
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (or, in each case, applicable successor forms), a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable in each case, evidencing an exemption from, or reduction of, U.S. federal withholding Tax; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4, together with executed original copies of the forms referenced therein, on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code or Other Applicable U.S. Tax Law, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code or Other Applicable U.S. Tax Law) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be

necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified pursuant to Section 2.15 or this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under Section 2.15 or this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. Payments Generally. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon (New York City time) on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its office at Agency Services, 800 Nicollet Mall, Minneapolis, MN 55402, or such other office as to which the Administrative Agent may notify the other parties hereto, except payments to be made directly to any LC Issuer or Swingline Lender as expressly provided for herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)    Pro Rata Treatment. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)    Sharing of Set-offs. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. This Section 2.18(c) shall not apply to any action taken by CoBank with respect to any CoBank Equities held by the Borrower or any cash patronage, whether on account of foreclosure of any Lien thereon, retirement and cancellation of the same, exercise of setoff rights or otherwise.
(d)    Payments by Borrower; Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the LC Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the LC Issuers, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the LC Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or LC Issuer with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.04(b) or (e), 2.05, 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
SECTION 2.19. Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender gives notice pursuant to Section 2.14(b), requests compensation under Section 2.15, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section  2.17 then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future, (ii) would eliminate the circumstance under which such notice pursuant to Section 2.14(b) was necessitated, and (iii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If (i) any Lender gives a notice pursuant to Section 2.14(b) that results in the imposition of the Alternate Base Rate as set forth therein, (ii) any Lender requests compensation under Section 2.15, (iii) if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 and, in each case, such

Lender has declined or is unable to designate a different lending office in accordance with Section 2.19(a), or (iv) if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or Section 2.17) and obligations (including, if applicable, obligations as an LC Issuer) under this Agreement and the related Loan Documents to an Eligible Assignee selected by Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, each LC Issuer and the Swingline Lender, which consent shall not be unreasonably withheld) and the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.04;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.16) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with applicable law; and
(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
(c)    If any Lender fails to maintain a short term rating of at least A-1 or equivalent from each Major Rating Agency providing a short term rating to such Lender, then the Borrower may, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) no Event of Default shall have occurred and be continuing, (ii) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, each LC Issuer and the Swingline Lender), which consent shall not unreasonably be withheld and (iii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).
(d)    Noticing Lender Commitment Decrease. In addition to the rights of the Borrower set forth in Section 2.19(b), if (i) any Lender requests compensation under Section 2.15, or (ii) if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 and, in each case, such Lender (the “Noticing Lender”) has declined or is unable to designate a different lending office in accordance with Section 2.19(a), the Borrower may terminate the unused amount of the Commitment of any Noticing Lender upon not less than five (5) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof). Immediately after giving effect to any such Commitment decrease, the Lenders, including the Noticing Lender, shall reallocate the Loans and Fronting Exposure owed to them among themselves so that, after giving effect thereto, the Loans will be held by the Lenders on a pro rata basis in accordance with their respective Applicable Percentages (calculated without regard to such Noticing Lender’s Commitment). Each Lender agrees to wire immediately available funds to the Administrative Agent in accordance with this Agreement as may be required by the Administrative Agent in connection with the foregoing (such that the Noticing Lender shall have received payment of an amount equal to the outstanding principal of its reallocated Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 2.16) from the other Lenders (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts)), and to execute any documents reasonably requested by the Administrative Agent to effectuate such changes; provided that (i) no Event of Default shall have occurred and be continuing, (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any LC Issuer, the Swingline Lender or any Lender may have against the Noticing Lender or of the Noticing Lender against the Borrower with respect to the period prior to the termination of its Commitment (including with respect to amounts claimed by such Noticing Lender under Sections 2.15 or 2.17), and (iii) such reallocation does not cause the aggregate Credit Exposure of any Lender to exceed such Lender’s Commitment.
SECTION 2.20. Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any LC Issuer or Swingline Lender hereunder; third, to Cash Collateralize the LC Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.05; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the LC Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.05; sixth, to the payment of any amounts owing to the Lenders, the LC Issuers or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the LC Issuers or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the applicable conditions set forth in Article IV were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.20(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.20(a)(ii)

shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. Each Defaulting Lender shall be entitled to receive a Facility Fee for any period during which that Lender is a Defaulting Lender only to extent allocable to the outstanding principal amount of the Loans funded by it plus its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.05. With respect to any Facility Fees not required to be paid to any Defaulting Lender pursuant to this clause (iii), the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Exposure or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each LC Issuer and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such LC Issuer’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Facility Fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s LC Exposure and participation in Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the applicable conditions set forth in Article IV are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the LC Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.05.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Swingline Lender and LC Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other

Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.20(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no LC Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
(d)    Termination of Defaulting Lender. The Borrower may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than sixty (60) days’ prior written notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.20(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any LC Issuer, the Swingline Lender or any Lender may have against such Defaulting Lender.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders that:
SECTION 3.01. Organization; Powers. Each of the Borrower and its Significant Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, Member action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03. Investment Company Act Status. Neither the Borrower nor any of its Significant Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.04. Margin Regulations. Neither the Borrower nor any Significant Subsidiary is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). None of the proceeds of the Loans or other extensions of credit under this Agreement has been used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Board. Neither the Borrower nor any Significant Subsidiary will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Board.
SECTION 3.05. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Significant Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under the Indenture or any other material agreement binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Significant Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any material asset of the Borrower or any of its Significant Subsidiaries (other than as contemplated by this Agreement).
SECTION 3.06. Financial Condition. The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, Members equity and cash flows as of and for the fiscal year ended December 31, 2024, reported on by Deloitte and Touche LLP, independent public accountants, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.
SECTION 3.07. Properties. Each of the Borrower and its Significant Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects in title that do not interfere with their ability to conduct their businesses taken as a whole as currently conducted or to utilize such properties for their intended purposes.
SECTION 3.08. Compliance with Laws. Each of the Borrower and its Significant Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority

(excluding employment laws and laws otherwise addressed in this Article but including the Patriot Act) applicable to it or its property, except (other than in the case of the Patriot Act) as could not reasonably be expected to result in a Material Adverse Change.
SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Change.
SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Change.
SECTION 3.11. Insurance. The Borrower has and each of its Significant Subsidiaries has adequate insurance coverage which is prudent and customary to the industry and location of the Borrower and its Significant Subsidiaries.
SECTION 3.12. Corporate Structure. All of the issued and outstanding ownership interests of each Significant Subsidiary are owned by the Borrower. There are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which Borrower or any Significant Subsidiary may be required to issue, sell, repurchase or redeem any of its ownership interests or other equity securities or any ownership interests or other equity securities of its subsidiaries.
SECTION 3.13. No Material Adverse Change. Since December 31, 2024, there has been no Material Adverse Change.
SECTION 3.14. Wholesale Power Contracts. No senior officer of the Borrower has any actual knowledge of a payment default by any Member under a Wholesale Power Contract that has occurred and is continuing. The Borrower has provided the Administrative Agent with true and correct copies of the Wholesale Power Contracts and such Wholesale Power Contracts are valid, binding and enforceable against the Borrower.
SECTION 3.15. Environmental Matters. Except for the Disclosed Matters or except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, neither the Borrower nor any of its Subsidiaries (i) is in violation of any Environmental Law or has failed to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability, (iii) has received notice of any claim with respect to any unresolved Environmental Liability or (iv) no senior officer of the Borrower has any knowledge of any basis for any unresolved Environmental Liability.
SECTION 3.16. Litigation. Except for the Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against and no senior officer of the Borrower has knowledge of any actions, suits or proceedings by or before any arbiter or threatened against or affecting the Borrower or any of its Significant Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.
SECTION 3.17. Disclosure. (a) Neither the Information Materials nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) as of the date of delivery thereof, taken as a whole, and in light of the circumstances under which such statements were made, contains any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; provided further, that no representation or warranty is made with respect to any information provided or supplied by the Administrative Agent or any Lender in the Information Materials.
(b)    No senior officer of the Borrower has knowledge of any event that has occurred since December 31, 2024, or exists which could reasonably be expected to result in a Material Adverse Change.
(c)    As of the Effective Date, the information included in any Beneficial Ownership Certification is true, correct and complete in all respects.
SECTION 3.18. Defaults. (a) No Default has occurred and is continuing, and (b) no “Event of Default” (as defined in the Indenture or in the debt instruments related to Material Indebtedness) has occurred and is continuing under the Indenture or any other Material Indebtedness.
SECTION 3.19. Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, proceeds thereof or other Transactions has been or is intended to be used (i) for the purpose of violating any Anti-Corruption Laws or (ii) in violation of applicable Sanctions. References in this Section 3.19 are to directors, officers, employees and agents only to the extent that any such individual is acting within the scope of his or her relationship with the Borrower or one of its Subsidiaries.
SECTION 3.20. Affected Financial Institution. The Borrower is not an Affected Financial Institution.

SECTION 3.21. Benefit Plans. As of the Effective Date, the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments.
ARTICLE IV
CONDITIONS
SECTION 4.01. Conditions to Effective Date. The obligations of the Lenders to make Loans and of any LC Issuer to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)    The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)    The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Mark D. Foss, Esq., Senior Vice President and General Counsel of the Borrower and Orrick, Herrington & Sutcliffe LLP, counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, and covering such other matters relating to the Borrower, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.
(c)    The Administrative Agent shall have received a Note for each Lender that shall have requested one, signed on behalf of the Borrower.
(d)    The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
(e)    Receipt and satisfactory review by the Administrative Agent and the Lenders of such financial information including audited financial statements for fiscal years ended 2024, 2023 and 2022, and financial information, regarding the Borrower and its Subsidiaries, as the Lenders may reasonably request.
(f)    The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the Chief Executive Officer and General Manager, a Vice President or a Financial Officer of the Borrower, confirming (i) the representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the Effective Date and (ii) no Default shall have occurred and be continuing.

(g)    The absence of any action, suit, investigation or proceeding pending or, to the knowledge of a senior officer of the Borrower, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to result in a Material Adverse Change.
(h)    The absence of any material adverse change since December 31, 2024, in the condition, financial condition, business, assets, liabilities (actual and contingent) or operations of the Borrower and its Significant Subsidiaries, taken as whole.
(i)    The Borrower shall be in compliance with all existing material financial obligations and all obligations under each Wholesale Power Contract.
(j)    If requested by the Administrative Agent, receipt by the Administrative Agent of copies of the Wholesale Power Contracts, each of which shall be certified by the Borrower to be true and complete and in full force and effect.
(k)    The Administrative Agent shall have received a copy of Borrower’s investment policy.
(l)    The Borrower shall have paid all fees and reimbursed all expenses as the Borrower shall have agreed to pay to any Lender or the Administrative Agent on or prior to the Effective Date in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the extensions of credit hereunder.
(m)    The Lenders shall have received all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
(n)    The Lenders shall have completed and be reasonably satisfied with such due diligence as the Lenders decide to conduct.
(o)    The execution, delivery and performance by the Borrower of the Loan Documents (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such as have been obtained or made and are in full force and effect, (ii) will not violate any applicable law or regulation or the organizational documents of the Borrower or any order of any Governmental Authority, and (iii) will not result in the creation or imposition of any Lien on any asset of the Borrower (other than Liens permitted under Section 6.02).
(p)    At least two days prior to the Effective Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall have delivered to any applicable Lender a Beneficial Ownership Certification in relation to the Borrower.
(q)    The Administrative Agent shall have received evidence that the commitments under (i) that certain Amended and Restated Credit Agreement dated as of September 30, 2021, by and among the Borrower, the lenders party thereto and U.S. Bank

National Association, as administrative agent and (ii) that certain Amended and Restated Credit Agreement dated as of August 9, 2022, by and among the Borrower, the lenders party thereto and U.S. Bank National Association as administrative agent, in each case, have been terminated and all loans outstanding thereunder together with accrued and unpaid interest thereon and accrued and unpaid fees and other amounts thereunder have been paid.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of any LC Issuer to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 1:00 p.m. (New York City time) on May 31, 2025 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
SECTION 4.02. Conditions to Each Loan or Letter of Credit. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of any LC Issuer to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    The representations and warranties of the Borrower set forth in this Agreement (other than, in the case of a Borrowing made after the Effective Date, the representations and warranties in Sections 3.13, 3.14, 3.15, 3.16, 3.17 and 3.18(b)) shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, provided that Section 3.08 shall be deemed to be true and correct unless any material non-compliance of the type referred to therein has resulted in a Material Adverse Change.
(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
Each such Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V
AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a)    within one hundred and twenty (120) days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2025), the audited consolidated balance sheet and related statements of operations, changes in equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)    within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending March 31, 2025), the consolidated balance sheet and related statements of operations, changes in equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 5.10 and 5.11 (and, in the case of a certificate delivered with the financial statements under clause (a) above, Section 5.09) and (iii) stating whether any change in the critical accounting policies of the Borrower or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.06 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(d)    within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower and within one hundred and twenty (120) days after the end of each fiscal year of the Borrower, a certificate of a Financial Officer listing the aggregate value of any collateral posted by the Borrower and its Significant Subsidiaries pursuant to any Swap Agreement or other derivative instrument;
(e)    promptly after Moody’s, Fitch or S&P shall have announced a change in the rating established for the Index Debt, written notice of such rating change;
(f)    promptly upon becoming available, copies of any RUS Form 12a (or equivalent RUS filing) filed by the Borrower or any of its Significant Subsidiaries with the United States Government;

(g)    promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of the Borrower or any Significant Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request and (ii) such other information with documentation required by Governmental Authorities under applicable “know your customer” and anti money laundering rules and regulations (including the Patriot Act and the Beneficial Ownership Regulation), as from time to time may be reasonably requested by the Administrative Agent or such Lender.
SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a)    the occurrence of any Default or Event of Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Change;
(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $25,000,000;
(d)    any new Wholesale Power Contract, or any material adverse change to or termination of any Wholesale Power Contract, the Borrower’s investment policy or the Indenture;
(e)    any change in the Borrower’s fiscal year;
(f)    any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification;
(g)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Change; and
(h)    promptly upon receipt of any default notices under the Indenture, a copy of such default notice.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
In addition to other methods of delivery available to the Borrower hereunder, information required to be delivered pursuant to Section 5.01 or 5.02 shall be deemed to have been delivered if such information shall have been posted by the Administrative Agent on DebtX, IntraLinks, Syndtrak or similar Electronic System to which each Lender has been granted access. Information delivered pursuant to Section 5.01 or 5.02 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. The Borrower hereby acknowledges that the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on such Electronic System, in each case subject to the confidentiality obligations of the Lenders set forth herein.
SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Significant Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.
SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Significant Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Change, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Significant Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Change.
SECTION 5.05. Reserved.
SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Significant Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Significant Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. References in this Section 5.07 are to directors, officers, employees and agents only to the extent that any such individual is acting within the scope of his or her relationship with the Borrower or one of its Subsidiaries.
SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used for working capital and other general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrower will not request any Borrowing or

Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees, agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 5.09. Margins for Interest Ratio. The Borrower will maintain a Margins for Interest ratio (as defined in the Indenture) for each fiscal year of at least 1.10:1.00 calculated in accordance with Section 13.14 of the Indenture.
SECTION 5.10. Indenture Covenants. The Borrower will comply with the covenants of Article XIII of the Indenture (except, for avoidance of doubt, the covenants in Section 13.14 of the Indenture), provided that if the Indenture ceases to be in effect at any time, unless and until the Borrower and Required Lenders agree in writing to the contrary, the provisions in the Indenture immediately prior to its ceasing to be in effect shall govern. Each waiver or amendment of an Indenture covenant and each cure of a breach of an Indenture covenant by the parties to the Indenture shall be binding on the parties hereto and the Indenture covenants shall be deemed to be waived or amended to the same extent, or the breach thereof shall be deemed cured to the same extent as under the Indenture.
SECTION 5.11. Equity Balance. The Borrower will maintain a minimum Equity Balance as of the end of each fiscal quarter, beginning with the fiscal quarter ending December 31, 2024, in an amount no less than the greater of (a) 85% of the Equity Balance at the end of the next preceding fiscal year and (b) $1 billion.
SECTION 5.12. CoBank Equity and Security.
(a) So long as CoBank (or its affiliate) is a Lender hereunder, the Borrower will (i) maintain its status as an entity eligible to borrow from CoBank (or its affiliate) and (ii) acquire equity in CoBank in such amounts and at such times as CoBank may require in accordance with CoBank’s Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that the Borrower may be required to purchase in CoBank in connection with the Loans made by CoBank (or its affiliate) may not exceed the maximum amount permitted by the Bylaws and the Capital Plan at the time this Agreement is entered into. The Borrower acknowledges receipt of a copy of (x) CoBank’s most recent annual report, and if more recent, CoBank’s latest quarterly report, (y) CoBank’s Notice to Prospective Stockholders and (iii) CoBank’s Bylaws and Capital Plan, which describe the nature of all of the CoBank Equities as well as capitalization requirements, and agrees to be bound by the terms thereof.
(b)    Each party hereto acknowledges that CoBank’s Bylaws and Capital Plan (as each may be amended from time to time) shall govern (i) the rights and obligations of the parties with respect to the CoBank Equities and any patronage refunds or other distributions made on account thereof or on account of the Borrower’s patronage with CoBank, (ii) the Borrower’s eligibility for patronage distributions from CoBank (in the form of CoBank Equities and cash) and (iii) patronage distributions, if any, in the event of a sale of a participation interest. CoBank reserves the right to assign or sell participations in all or any part of its (or its affiliate’s) Commitments or outstanding Loans hereunder on a non-patronage basis.
(c)    Notwithstanding anything herein or in any other Loan Document, each party hereto acknowledges that: (i) CoBank has a statutory first Lien pursuant to the Farm Credit Act of 1971 (as amended from time to time) on all CoBank Equities that the Borrower may now own or hereafter acquire, which statutory Lien shall be for CoBank’s (or its affiliate’s) sole and exclusive benefit; (ii) during the existence of any Event of Default, CoBank may at its sole discretion, but shall not be required to, foreclose on its statutory first Lien on the CoBank Equities and/or set off the value thereof or of any cash patronage against the Obligations; (iii) during the existence of any Event of Default, CoBank may at its sole discretion, but shall not be required to, without notice except as required by applicable law, retire and cancel all or part of the CoBank Equities owned by or allocated to the Borrower in accordance with the Farm Credit Act of 1971 (as amended from time to time) and any regulations promulgated pursuant thereto in total or partial liquidation of the Obligations for such value as may be required pursuant applicable law and CoBank’s Bylaws and Capital Plan (as each may be amended from time to time); (iv) the CoBank Equities shall not constitute security for the Obligations due to the Administrative Agent, any Lender or any other Lender Party; (v) to the extent that any of the Loan Documents create a Lien on the CoBank Equities, such Lien shall be for CoBank’s (or its affiliate’s) sole and exclusive benefit and shall not be subject to pro rata sharing hereunder; (vi) any setoff effectuated pursuant to the preceding clauses (ii) or (iii) may be undertaken whether or not the Obligations are currently due and payable; and (vii) CoBank shall have no obligation to retire the CoBank Equities upon any Event of Default, Default or any other default by the Borrower, or at any other time, either for application to the Obligations or otherwise. The Borrower acknowledges that any corresponding tax liability associated with CoBank’s application of the value of the CoBank Equities to any portion of the Obligations is the sole responsibility of the Borrower.
ARTICLE VI
NEGATIVE COVENANTS
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
SECTION 6.01. Indebtedness. The Borrower will not create, incur, assume or permit to exist any Indebtedness, except:
(a)    Indebtedness created hereunder (or any successor unsecured credit facility or facilities primarily intended for general corporate purposes, including commercial paper back up, in replacement thereof), or commercial paper in respect of which the Borrower shall have conditional liquidity available in the event of a failed placement;

(b)    secured Indebtedness (i) incurred under and/or collateralized by the Indenture; (ii) secured by property unencumbered by the lien created by, or not prohibited under, the Indenture in an amount which, (x) shall not exceed $700,000,000 in the aggregate and (y) together with Indebtedness under clause (d) shall not exceed $1,500,000,000 in the aggregate, other than Indebtedness described in clauses (a), (c) or (e) of this Section or (iii) which is used to prepay the Loans and results in a corresponding reduction of the Commitments;
(c)    Indebtedness of the Borrower to any wholly-owned Subsidiary or guarantees by the Borrower of any Indebtedness of any wholly-owned Subsidiary owing to any other wholly-owned Subsidiary;
(d)    unsecured Indebtedness, including (i) Indebtedness created under the CFC Facility or commercial paper backed by the CFC Facility and (ii) Indebtedness to any Farm Credit Lender or relating to Indebtedness to Members, in an amount which, together with Indebtedness under clause (b)(ii) shall not exceed $1,500,000,000 in the aggregate, other than Indebtedness permitted under clauses (a), (c) or (e) of this Section; and
(e)    reimbursement under any surety, indemnity, performance, release and appeal bonds and guarantees thereof and letters of credit, in each case, required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or any wholly-owned Subsidiary.
The Borrower will not incur Indebtedness (including without limitation Indebtedness created hereunder) in excess of the amount authorized under then-current approvals from the Federal Energy Regulatory Commission to the extent the incurrence of such Indebtedness is subject thereto.
SECTION 6.02. Liens. The Borrower will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except Liens of the Indenture, Liens not prohibited by the Indenture and CoBank’s Liens (including the right of setoff) in the CoBank Equities and in any cash patronage in respect thereof.
SECTION 6.03. Fundamental Changes.
(a)    The Borrower will not, and will not permit any Significant Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock or ownership interests of any of its Significant Subsidiaries, or liquidate or dissolve (each of such transactions, a “Fundamental Transaction”), except that, (x) if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person (other than the Borrower) may merge into any Significant Subsidiary in a transaction in which the surviving entity is a Significant Subsidiary, (iii) any Significant Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Significant Subsidiary and (iv) any Significant Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, and (y) if at the time thereof and immediately after giving effect thereto (A) no Default shall have occurred and be continuing, and (B) the Borrower shall be in compliance with the covenants set forth in Sections 5.09, 5.10 and 5.11, in each case calculated on a pro forma basis after giving effect to the applicable Fundamental Transaction as if such Fundamental Transaction occurred on the first date of the applicable testing period, any Significant Subsidiary may consummate any Fundamental Transaction if the Borrower (or such Significant Subsidiary if it remains a Significant Subsidiary) receives fair market value in consideration therefor.
(b)    The Borrower will not, and will not permit any of its Significant Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Significant Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.
(c)    The Borrower will not make or permit any modification, supplement or waiver of any of the provisions of its charter, bylaws or any other organizational document of the Borrower or any of its Significant Subsidiaries that could reasonably be expected to be adverse to the Lenders.
SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except (i) investments by the Borrower consistent with its investment policy or as otherwise approved by the Board of Directors, (ii) investments permitted under Section 6.03, (iii) any Guarantees permitted under Section 6.01, or (iv) the CoBank Equities and any other stock or securities of, or investments in, CoBank or its investment services or programs.
SECTION 6.05. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than any wholly-owned Subsidiary), except (a) loans and sales of tangible assets to such Affiliates for arm’s length, market-based compensation are permitted along with other transactions that, in the opinion of a senior officer of the Borrower, have a substantial business purpose, and equity contributions to such Affiliates reflected as such on the Borrower’s balance sheet will be permitted or (b) transactions at prices and on terms no less favorable to the Borrower than could be obtained at an arm’s length basis from unrelated third parties will be permitted.
SECTION 6.06. Termination of Wholesale Power Contracts. The Borrower will not terminate Wholesale Power Contracts that at the time represent, individually or in the aggregate, more than 25% of the Borrower’s prior year’s revenue.

SECTION 6.07. Indenture Covenants. The Borrower will not violate any covenant in Article XIII of the Indenture.
SECTION 6.08. Swap Agreements. The Borrower will not, and will not permit its Significant Subsidiaries to, enter into any Swap Agreement for speculative purposes.
ARTICLE VII
EVENTS OF DEFAULT
SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:
(a)    (i) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, or (ii) the Borrower shall fail to pay any interest on any Loan when and as the same shall become due and payable and such failure under this clause (a)(ii) shall continue unremedied for a period of five (5) days;
(b)    the Borrower shall fail to pay any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days;
(c)    any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), (b) or (d), 5.03 (with respect to the Borrower’s existence), 5.08, 5.09, or 5.11 or in Article VI;
(e)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or, if remedial action has been taken and the Borrower is diligently pursuing a cure, sixty (60) days after notice;
(f)    the Borrower or any Significant Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and such failure shall continue after the expiration of any grace period with respect thereto;

(g)    any non-monetary default occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity, or results in the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf causing any Material Indebtedness to become due;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrate, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)    this Agreement shall at any time for any reason cease to be valid and binding or in full force and effect (other than upon expiration in accordance with the terms hereof) or performance of any material obligation hereunder of the Borrower shall become unlawful, or the Borrower shall so assert in writing or contest the validity or enforceability hereof;
(k)    one or more judgments for the payment of money (which judgments are not, within thirty (30) days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay) in excess, individually or in the aggregate, of lesser of (a) 15% of the Borrower’s prior fiscal year ending Equity Balance and (b) $25,000,000;
(l)    the Borrower shall have breached, willfully or grossly negligently, its obligation to promptly copy the Administrative Agent on any default notices that it sends to, or receives from, the holder of any debt under the Indenture;
(m)    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Change; or

(n)    if any one or more Members of the Borrower representing more than 25% of the Borrower’s prior year’s revenue shall (a) default in the performance of any payment obligations under its or their Wholesale Power Contracts where the aggregate principal amount of such default or defaults exceeds, individually or in the aggregate, $25,000,000 and such default or defaults have continued five (5) days beyond any applicable cure and notice period with respect thereto, or (b) obtain a final order or judgment from a court or regulatory agency of competent jurisdiction, which judgment or order either (i) declares invalid or unenforceable all or a material part of its or their Wholesale Power Contracts, or (ii) results in the release or discharge, in whole or in part, of its or their payment obligations thereunder;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately; and (ii) declare the Loans to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
SECTION 7.02. Allocation of Proceeds. If an Event of Default has occurred and not been waived, and the maturity of the Loans has been accelerated pursuant to this Article VII, all payments received by the Administrative Agent hereunder in respect of any principal of or interest on the obligations of the Borrower hereunder, or any other amounts payable by the Borrower hereunder, shall be applied by the Administrative Agent in the following order:
(a)    first, to amounts due to the Administrative Agent pursuant to Sections 2.12 and 9.03;
(b)    second, to amounts due to the Lenders pursuant to Sections 2.12 and 9.03, to be applied for the ratable benefit of the Lenders (based on the amounts owing to each Lender at such time);
(c)    third, to payments of interest on Loans, to be applied for the ratable benefit of the Lenders (based on the amounts accrued for the account of each Lender at such time);
(d)    fourth, to payments of principal of Loans, to be applied for the ratable benefit of the Lenders (based on the amounts owing to each Lender at such time);

(e)    fifth, to payments of all other amounts due by the Borrower under any of the Loan Documents, if any, to be applied for the ratable benefit of the parties entitled thereto (based on the amounts owing to such parties at such time); and
(f)    last, any surplus remaining after application as provided for herein, to the Borrower or otherwise as may be required by applicable law.
ARTICLE VIII
THE ADMINISTRATIVE AGENT
SECTION 8.01. Appointment and Authority. Each of the Lenders and the LC Issuers hereby irrevocably appoints U.S. Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the LC Issuers, and the Borrower shall not have rights as a third-party beneficiary of or obligations under any of such provisions, except as otherwise provided herein. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
SECTION 8.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
SECTION 8.03. Exculpatory Provisions. (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02 and Article VII), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or an LC Issuer.
(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
SECTION 8.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an LC Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or LC Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or LC Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 8.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment) in the selection of such sub-agents.
SECTION 8.06. Resignation of Administrative Agent. (a)     The Administrative Agent may at any time give notice of its resignation to the Lenders, the LC Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the LC Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the Administrative Agent receives written notice from the Required Lenders of any such removal (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the LC Issuers under any of the Loan Documents, the retiring or removed

Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and LC Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
SECTION 8.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and LC Issuer acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and LC Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
SECTION 8.08. No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Co-Documentation Agents or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender or an LC Issuer hereunder. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of an interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

SECTION 8.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or payments in respect of any LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other obligations under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the LC Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the LC Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the LC Issuers and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and LC Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and LC Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 9.03.
SECTION 8.10. Indemnity. Each Lender severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s Applicable Percentage of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments’ suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including fees and expenses of counsel) payable by the Borrower under Section 9.03, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Article VIII applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

SECTION 8.11. Additional ERISA Matters. (a)     Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that:

(i)    none of the Administrative Agent or any Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto);
(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);
(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);
(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and
(v)    no fee or other compensation is being paid directly to the Administrative Agent or any Joint Lead Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.
(c)    The Administrative Agent and each Joint Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, or the Commitments for an amount less than the amount being paid for an interest in the Loans, or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
SECTION 8.12. Erroneous Payments.
(a)     If the Administrative Agent notifies a Lender or other holder of any Obligations (each, a “Lender Party”), or any Person who has received funds on behalf of a Lender Party (any such Lender Party or other recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 8.12(b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously received by, such Payment Recipient (whether or not such error is known to any Payment Recipient) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Payment Recipient shall promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting Section 8.12(a), if any Payment Recipient receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) that (x) is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) such Payment Recipient otherwise becomes aware was transmitted, or received, in error (in whole or in part):
(i)    (A) in the case of immediately preceding clause (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) in the case of immediately preceding clause (z), an error has been made, in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.12(b).

(c)    Each Lender Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender Party from any source, against any amount due to the Administrative Agent under Section 8.12(a) or under the indemnification provisions of this Agreement.
(d)    An Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations, except to the extent such Erroneous Payment comprises funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.
(e)    To the extent permitted by applicable law, each Payment Recipient hereby agrees not to assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment, including without limitation any defense based on “discharge for value” or any similar doctrine, with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment.
(f)    Each party’s agreements under this Section 8.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments, or the repayment, satisfaction or discharge of any or all Obligations.
ARTICLE IX
MISCELLANEOUS
SECTION 9.01. Notices.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or by electronic communication, as follows:
(i)    if to the Borrower, to it at 1717 East Interstate Avenue, Bismarck, North Dakota 58503, Attention of Chris Johnson, Senior Vice President and Chief Financial Officer (Telephone No. (701) 557-5075, Email Address: christopherj@bepc.com, with a copy to Sarah Scherm, Vice President and Treasurer, (Telephone No. (701) 557-5331, Email Address: [***]);
(ii)    if to the Administrative Agent, to U.S. Bank National Association, Lunken Operations Center, 5065 Wooster Road, Cincinnati, OH 45226; Attention of: Catherine M. Day, Commercial Banking Client Representative, (Telephone No. (513) 277-5458, Email Address: [***]), with a copy to U.S. Bank Agency Services at 800 Nicollet Mall, Minneapolis, MN 55402; Attention of:

NSLS Agented Admin Team (Email Address: [***]); and
(iii)    if to any LC Issuer, to it at the address of such LC Issuer (or facsimile or e-mail address) set forth in its Administrative Questionnaire; and
(iv)    if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the LC Issuers hereunder may be delivered or furnished by electronic communication (including via e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender or LC Issuer. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Change of Address, etc. Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.
(d)    Platform.
(i)    The Borrower agrees that the Administrative Agent may, but is not obligated to, make the Communications (as defined below) available to the LC Issuers and the Lenders by posting the Communications on the Platform..

(i)    The Platform is provided “as is” and “as available.” The Agent Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied, or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent Parties have any liability to the Borrower, any Lender, any LC Issuer, or any other Person for damages of any kind, including direct or indirect, special, incidental, or consequential damages, losses, or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or any LC Issuer by means of electronic communications pursuant to this Section 9.01, including through the Platform.
SECTION 9.02.    Waivers; Amendments.
(a)    No failure or delay by the Administrative Agent, any Lender or any LC Issuer in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Lenders and the LC Issuers hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any LC Issuer may have had notice or knowledge of such Default at the time.
(b)    Except as provided in Section 2.09(c) with respect to any increase in the Commitments, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder or otherwise release the Borrower from any amount due and then payable under any Loan Document, without the written consent of each Lender adversely affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender adversely affected thereby, (iv) change Sections 2.08(c), 2.11(b), 2.18(b), 2.18(c) or 7.02 in a manner that alters the pro rata sharing of payments or pro rata reduction of Commitments, as applicable, required thereby, or any provision affecting the priority of payments, without the written consent of each Lender, (v) subordinate any Obligations in right of payment to any other Indebtedness in any transaction or series of related transactions without the written consent of each Lender directly and adversely affected thereby or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Lender or any LC Issuer hereunder without the prior written consent of the Administrative Agent, the Swingline Lender or such LC Issuer, as the case may be (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent, any LC Issuer and the Swingline Lender). Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.
SECTION 9.03.    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Joint Lead Arrangers, the Co-Documentation Agents and the Syndication Agent and their respective Affiliates, including the reasonable fees, charges and disbursements of external counsel for the Administrative Agent, the Joint Lead Arrangers and their respective affiliates in connection with the syndication and distribution (including via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any LC Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Joint Lead Arrangers, the Co-Documentation Agents, the Syndication Agent, any LC Issuer or any Lender, including the fees, charges and disbursements of any external counsel for the Administrative Agent, the Joint Lead Arrangers, the Co-Documentation Agents, the Syndication Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, the Joint Lead Arrangers, the Co-Documentation Agents, the

Syndication Agent, each LC Issuer and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, in each case, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Joint Lead Arrangers, the Co-Documentation Agents, the Syndication Agent, any LC Issuer, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Joint Lead Arrangers, the Co-Documentation Agents, the Syndication Agent, such LC Issuer, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Credit Exposure and unused Commitments at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any LC Issuer or Swingline Lender solely in its capacity as such, only the Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) (it being understood that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such LC Issuer or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Joint Lead Arrangers, the Co-Documentation Agents, the Syndication Agent, such LC Issuer or any Swingline Lender in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.02(a).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. To the extent permitted by applicable law, the Administrative Agent and each Lender shall not assert, and shall cause its Related Parties not to assert, and hereby waives, and shall cause its Related Parties to waive, any claim against the Borrower, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any breach by the Borrower of any payment obligation under the Loan Documents as to reimbursement of any amount paid under any Letter of Credit, the principal or interest owed in respect of any loans or any fees payable under this Agreement; provided, however, that the foregoing shall not be construed to limit or obviate in any manner the indemnification provisions set forth in paragraph (b) above or any obligation of the Borrower to pay fees, costs or other payments expressly provided for in this Agreement, such as default interest and break funding costs. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section shall be payable not later than fifteen (15) days after receipt of written demand therefor.
(f)    Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.
SECTION 9.04.    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the LC Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (in each case with respect to the Facility) any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to the Facility) or an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender or an Affiliate of a Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender or an Affiliate of any Lender; and
(C)    the consent of each LC Issuer and Swingline Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Facility.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) unless an Event of Default shall have occurred and be continuing, to any Person having a short-term rating of less than A-1 or equivalent from each Major Rating Agency providing a short term rating to such Person or (D) a natural person or a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof (each of the foregoing, an “Ineligible Institution”).
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each LC Issuer, each Swingline Lender and each other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(vii)    Effective Date. The effective date of any assignment (the “Assignment Effective Date”) shall be the date the Assignment and Assumption is delivered to the Administrative Agent.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the Assignment Effective Date, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring prior to the Assignment Effective Date; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Minneapolis, Minnesota a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than an Ineligible Institution of the type described in clause (A), (B), or (D) of the definition thereof) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Lenders and the LC Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.03(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(g) (it being understood that the documentation required under Section 2.17(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central banking authority having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05.    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any LC Issuer or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06.    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letters constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including E-SIGN, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 9.07.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each LC Issuer and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such LC Issuer or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, such LC Issuer or its Affiliates, irrespective of whether or not such Lender, LC Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such LC Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the LC Issuers and the Lenders, and (b) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each LC Issuer and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such LC Issuer or its Affiliates may have. Each Lender and LC Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 9.09.    Governing Law; Jurisdiction; Consent to Service of Process. Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
(b)    Jurisdiction. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of such  courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any LC Issuer may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)    Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
SECTION 9.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.13.    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that, pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
SECTION 9.14.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (a)(i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and any Joint Lead Arranger, the Agents, any LC Issuer, the Swingline Lender or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Joint Lead Arranger, any Agent, any LC Issuer, the Swingline Lender or any Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Joint Lead Arrangers, the Agents, the LC Issuers, the Swingline Lender and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Joint Lead Arrangers, the Agents, the LC Issuers, the Swingline Lender and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b)(i) each of the Joint Lead Arrangers, the Agents, the LC Issuers, the Swingline Lender and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the Joint Lead Arrangers, the Agents, the LC Issuers, the Swingline Lender and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Joint Lead Arrangers, the Agents, the LC Issuers, the Swingline Lender and the Lenders and their respective branches and Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Joint Lead Arrangers, the Agents, the LC Issuers, the Swingline Lender and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against any of the Joint Lead Arrangers, the Agents, the LC Issuers, the Swingline Lender and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
SECTION 9.15.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any the applicable Resolution Authority.
SECTION 9.16.    Governmental Regulation. Anything in this Agreement to the contrary notwithstanding, no LC Issuer or Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers or representatives as of the day and year first above written.

BASIN ELECTRIC POWER COOPERATIVE

By	/s/ Todd Brickhouse
Name: Todd Brickhouse
Title: Chief Executive Officer and General Manager
Signature Page to Credit Agreement
Basin Electric Power Cooperative

U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, an LC Issuer and a Lender

By	/s/ Kevin S. Murphy
Name:	Kevin S. Murphy
Title:	Senior Vice President
Signature Page to Credit Agreement
Basin Electric Power Cooperative

COBANK, ACB, as Syndication Agent, an LC Issuer and a Lender

By	/s/ Kelli Cholas
Name:	Kelli Cholas
Title:	Assistant Corporate Secretary

BMO Bank N.A., as a Lender

By	/s/ Scott Ackerman
Name:	Scott Ackerman
Title:	Managing Director
Signature Page to Credit Agreement
Basin Electric Power Cooperative

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, as a Lender

By	/s/ Paige C. Miller
Name: Paige C. Miller
Title: Assistant Secretary-Treasurer
Signature Page to Credit Agreement
Basin Electric Power Cooperative

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By	/s/ Joseph McElhinny
Name:	Joseph McElhinny
Title:	Senior Vice President
Signature Page to Credit Agreement
Basin Electric Power Cooperative

ROYAL BANK OF CANADA, as a Lender

By	/s/ Shireen Fathi
Name:	Shireen Fathi
Title:	Authorized Signatory
Signature Page to Credit Agreement
Basin Electric Power Cooperative

WELLS FARGO BANK, N.A., as a Lender

By	/s/ Jason Pollack
Name:	JASON POLLACK
Title:	EXECUTIVE DIRECTOR
Signature Page to Credit Agreement
Basin Electric Power Cooperative

BANK OF AMERICA, N.A., as a Lender

By	/s/ Michael J. Haas
Name:	Michael J. Haas
Title:	Sr. Vice President
Signature Page to Credit Agreement
Basin Electric Power Cooperative

THE HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ Ryan T. Hamilton
Name: Ryan T. Hamilton
Title: Senior Vice President
Signature Page to Credit Agreement
Basin Electric Power Cooperative

REGIONS BANK, as a Lender

By	/s/ Lawrence P. Sullivan
Name:	Lawrence P. Sullivan
Title:	Managing Director
Signature Page to Credit Agreement
Basin Electric Power Cooperative

MORGAN STANLEY BANK, N.A. as a Lender

By	/s/ Christopher Cost
Name:	Christopher Cost
Title:	Authorized Signatory
Signature Page to Credit Agreement
Basin Electric Power Cooperative

Old National Bank, as a Lender

By	/s/ Josh Herbold
Name:	Josh Herbold
Title:	Senior Vice President
Signature Page to Credit Agreement
Basin Electric Power Cooperative

GOLDMAN SACH BANK USA, as a Lender

By	/s/ Andrew B. Vernon
Name:	Andrew Vernon
Title:	Authorized Signatory
Signature Page to Credit Agreement
Basin Electric Power Cooperative

SCHEDULE I
to
Credit Agreement

Lender	Commitment	Applicable Percentage	LC Commitment

U.S. Bank National Association	$137,500,000.00	11.00%	$25,000,000.00

CoBank, ACB	$137,500,000.00	11.00%	$25,000,000.00

BMO Bank N.A.	$112,000,000.00	8.96%	$0.00

National Rural Utilities Cooperative Finance Corporation	$112,000,000.00	8.96%	$0.00

PNC Bank, National Association	$112,000,000.00	8.96%	$0.00

Royal Bank of Canada	$112,000,000.00	8.96%	$0.00

Wells Fargo Bank, N.A.	$112,000,000.00	8.96%	$0.00

Bank of America, N.A.	$100,000,000.00	8.00%	$0.00

The Huntington National Bank	$100,000,000.00	8.00%	$0.00

Regions Bank	$100,000,000.00	8.00%	$0.00

Morgan Stanley Bank, N.A.	$50,000,000.00	4.00%	$0.00

Old National Bank	$40,000,000.00	3.20%	$0.00

Goldman Sachs Bank USA	$25,000,000.00	2.00%	$0.00

Total	$1,250,000,000.00	100.00%	$50,000,000.00

BASIN ELECTRIC EXHIBIT A
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any Letters of Credit, guarantees, and Swingline Loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any]
1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
3 Select as appropriate.
4 Include bracketed language if there are either multiple Assignors or multiple Assignees.
Basin Electric Power Cooperative Assignment and Assumption

Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate] of [identify Lender]
3.    Borrower: Basin Electric Power Cooperative
4.    Administrative Agent: U.S. Bank National Association, as the administrative agent under the Credit Agreement
5.    Credit Agreement:     The Credit Agreement, dated as of May 1, 2025, among Basin Electric Power Cooperative, the Lenders party thereto, the other Agents party thereto and U.S. Bank National Association, as Administrative Agent.
6.    Assigned Interest:

Assignor[s][5]	Assignee[s ][6]	Aggregate Amount of Commitment/ Loans for all Lenders[7]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[8]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.	Trade Date:	___________ ][9]
5 List each Assignor, as appropriate.

6 List each Assignee, as appropriate.
7 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
8 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
9 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Basin Electric Power Cooperative Assignment and Assumption

Effective Date: _____________ ___, 20___ ___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE DATE THIS ASSIGNMENT AND ASSUMPTION IS DELIVERED TO THE ADMINISTRATIVE AGENT.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S] [10]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S] [11]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:
10 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

11Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

Basin Electric Power Cooperative Assignment and Assumption

Consented to and Accepted:

U.S. BANK NATIONAL ASSOCIATION, as
Administrative Agent

By
Title:

[Consented to:] [12]

COBANK, ACB, as an LC Issuer

By
Title:

BASIN ELECTRIC POWER COOPERATIVE

By
Title:
12 To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, LC Issuer) is required by the terms of the Credit Agreement.

Basin Electric Power Cooperative Assignment and Assumption

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document13, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.04(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.04(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan
13 The term “Loan Document” should be conformed to that used in the Credit Agreement.
Basin Electric Power Cooperative Assignment and Assumption

Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.14 Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.
14 The Administrative Agent should consider whether this method conforms to its systems. In some circumstances, the following alternative language may be appropriate:
“From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.”
Basin Electric Power Cooperative Assignment and Assumption

BASIN ELECTRIC EXHIBIT B
FORM OF BORROWING REQUEST
[Date]
U.S. Bank National Association, as Administrative Agent
Lunken Operations Center
5065 Wooster Road
Cincinnati, OH 45226
Attention: Catherine M. Day
U.S. Bank National Association, as Administrative Agent
Agency Services Group
800 Nicollet Mall, 3rd Floor
Minneapolis, Minnesota 55402
Email: [***]

Reference is made to the Credit Agreement dated as of May 1, 2025, among Basin Electric Power Cooperative (the “Borrower”), the Lenders party thereto, the other Agents party thereto and U.S. Bank National Association, as Administrative Agent, (in such capacity, the “Administrative Agent”) (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein that are defined in the Credit Agreement shall have the meanings therein defined.
(a)    Pursuant to Section 2.03 of the Credit Agreement, the Borrower hereby gives notice of its intention to borrow Term SOFR Borrowings in an aggregate principal amount of $_______ on ______ __, 20__, which Term SOFR Borrowing(s) shall consist of the following:

Amount	Interest Period for Term SOFR Borrowings

(b)    Pursuant to Section 2.03 [and Section 2.04]15 of the Credit Agreement, the Borrower hereby gives notice of its intention to borrow ABR Borrowings in an aggregate principal amount of $_______ on ______ __, 20__.
(c)    The Borrower hereby certifies that on the date hereof and as of the date of each Borrowing set forth above, and after giving effect to the Borrowing requested hereby, each of its representations and warranties set forth in the Credit Agreement (other than the
15 Include if applicable.
Basin Electric Power Cooperative Borrowing Request

representations and warranties in Sections 3.13, 3.14, 3.15, 3.16, 3.17 and 3.18(b) of the Credit Agreement) are true and correct; provided that Section 3.08 of the Credit Agreement shall be deemed to be true and correct unless any material non-compliance of the type referred to therein has resulted in a Material Adverse Change.
(d)    The Borrower hereby certifies that on the date hereof and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.
(e)    The location and number of the Borrower’s account to which funds are to be disbursed is as follows: [Insert Wire Instructions]
IN WITNESS WHEREOF, the Borrower has caused this Borrowing Request to be executed as of the date and year first written above.

BASIN ELECTRIC POWER COOPERATIVE

By:
Name:
Title:

Basin Electric Power Cooperative Borrowing Request

BASIN ELECTRIC EXHIBIT C
FORM OF INTEREST ELECTION REQUEST
[Date]
U.S. Bank National Association, as Administrative Agent
Lunken Operations Center
5065 Wooster Road
Cincinnati, OH 45226
Attention: Catherine M. Day
U.S. Bank National Association, as Administrative Agent
Agency Services Group
800 Nicollet Mall, 3rd Floor
Minneapolis, Minnesota 55402
Email: [***]

Reference is made to the Credit Agreement dated as of May 1, 2025, among Basin Electric Power Cooperative (the “Borrower”), the Lenders party thereto, the other Agents party thereto and U.S. Bank National Association, as Administrative Agent, (in such capacity, the “Administrative Agent”) (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein that are defined in the Credit Agreement shall have the meanings therein defined.
Pursuant to Section 2.07 of the Credit Agreement, the Borrower hereby gives notice of its intention to convert or continue Borrowings, as set forth below1:
(a)    on [Date], to convert $_______ in principal amount of now outstanding Term SOFR Borrowings having an Interest Period that expires on [Date] to ABR Borrowings.
(b)    on [Date], to continue $_______ in principal amount of now outstanding Term SOFR Borrowings having an Interest Period that expires on [Date] as new Term SOFR Borrowings that have an Interest Period of __ month(s);
(c)    on [Date], to convert $_______ in principal amount of now outstanding ABR Borrowings to Term SOFR Borrowings that have an Interest Period of __ month(s).
1 Delete inapplicable paragraphs.
Basin Electric Power Cooperative Interest Election Request

IN WITNESS WHEREOF, the Borrower has caused this Interest Election Notice to be executed as of the date and year first written above.

BASIN ELECTRIC POWER COOPERATIVE

By:
Name:
Title:
Basin Electric Power Cooperative Interest Election Request

BASIN ELECTRIC EXHIBIT D
FORM OF NOTE
New York, New York
[_____ __,] 2025
FOR VALUE RECEIVED, the undersigned, BASIN ELECTRIC POWER COOPERATIVE, an electric cooperative corporation existing under the laws of the State of North Dakota (the “Borrower”), hereby promises to pay to _________________ or its registered assigns (the “Lender”) the unpaid principal amount of the Loans made by the Lender to the Borrower, in the amounts and at the times set forth in the Credit Agreement dated as of May 1, 2025, among the Borrower, the Lenders party thereto, the other Agents party thereto and U.S. Bank National Association, as Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) and to pay interest from the date hereof on the principal balance of such Loans from time to time outstanding at the rate or rates and at the times set forth in the Credit Agreement, in each case at the office of the Administrative Agent located at Agency Services, 800 Nicollet Mall, Minneapolis, MN 55402, or at such other place as the Administrative Agent may specify from time to time, in lawful money of the United States in immediately available funds. Terms not otherwise defined herein but defined in the Credit Agreement are used herein with the same meanings.
The Loans evidenced by this Note are prepayable in the amounts, and under the circumstances, and their respective maturities are subject to acceleration upon the terms, set forth in the Credit Agreement. This Note is subject to, and shall be construed in accordance with, the provisions of the Credit Agreement.
Except as specifically otherwise provided in the Credit Agreement, the Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices in connection with the execution, delivery, performance, collection and enforcement of this Note.
Whenever in this Note either party hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. The Borrower shall not have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void), except as expressly permitted by the Loan Documents. No failure or delay of the Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. Neither this Note nor any provision hereof may be waived, amended or modified, nor shall any departure therefrom be consented to, except pursuant to a written agreement entered into between the Borrower and the Lender with respect to which such waiver, amendment, modification or consent is to apply, subject to any consent required in accordance with Section 9.02 of the Credit Agreement.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Basin Electric Power Cooperative Form of Note

All communications and notices hereunder shall be in writing and given as provided in Section 9.01 of the Credit Agreement.
The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Note or the other Loan Documents, or for recognition or enforcement of any judgment, and the Borrower hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. The Borrower, and by accepting this Note, the Lender, agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Note shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Note or the other Loan Documents against the Borrower, or any of its property, in the courts of any jurisdiction.
The Borrower, and by accepting this Note, the Lender, hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note or the other Loan Documents in any court referred to in the preceding paragraph hereof. The Borrower, and by accepting this Note, the Lender, hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
The Borrower, and by accepting this Note, the Lender, irrevocably consents to service of process in the manner provided for notices herein. Nothing herein will affect the right of the Lender to serve process in any other manner permitted by law.
THE BORROWER, AND BY ACCEPTING THIS NOTE, THE LENDER, EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT SUCH LENDER HAS BEEN INDUCED TO ACCEPT THIS NOTE AND ENTER INTO THE LOAN DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

Basin Electric Power Cooperative Form of Note

BASIN ELECTRIC POWER COOPERATIVE

By:
Name:
Title:

Basin Electric Power Cooperative Form of Note

BASIN ELECTRIC EXHIBIT E-1
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of May 1, 2025, among the Borrower, the Lenders party thereto, the other Agents party thereto and U.S. Bank National Association, as Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code or Other Applicable U.S. Tax Law, (iii) it is not a ten percent (10.0%) shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code or Other Applicable U.S. Tax Law and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code or Other Applicable U.S. Tax Law.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By: __________________________
Name:
Title:

Date: ______ __, 20__
Basin Electric Power Cooperative Form U.S. Tax Compliance Certificate

BASIN ELECTRIC EXHIBIT E-2
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of May 1, 2025, among the Borrower, the Lenders party thereto, the other Agents party thereto and U.S. Bank National Association, as Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code or Other Applicable U.S. Tax Law, (iii) it is not a ten percent (10.0%) shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code or Other Applicable U.S. Tax Law, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code or Other Applicable U.S. Tax Law.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By: __________________________
Name:
Title:

Date: ______ __, 20__
Basin Electric Power Cooperative Form U.S. Tax Compliance Certificate

BASIN ELECTRIC EXHIBIT E-3
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of May 1, 2025, among the Borrower, the Lenders party thereto, the other Agents party thereto and U.S. Bank National Association, as Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code or Other Applicable U.S. Tax Law, (iv) none of its direct or indirect partners/members is a ten percent (10.0%) shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code or Other Applicable U.S. Tax Law and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code or Other Applicable U.S. Tax Law.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By: __________________________
Name:
Title:

Date: ______ __, 20__
Basin Electric Power Cooperative Form U.S. Tax Compliance Certificate

BASIN ELECTRIC EXHIBIT E-4
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of May 1, 2025, among the Borrower, the Lenders party thereto, the other Agents party thereto and U.S. Bank National Association, as Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code or Other Applicable U.S. Tax Law, (iv) none of its direct or indirect partners/members is a ten percent (10.0%) shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code or Other Applicable U.S. Tax Law and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code or Other Applicable U.S. Tax Law.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By: __________________________
Name:
Title:

Date: ______ __, 20__
Basin Electric Power Cooperative Form U.S. Tax Compliance Certificate